Exhibit 99.1
Contact:	Richard J. Lieb, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800
For Immediate Release
Greenhill Announces Sale of Portion of Principal Investments
New York, New York — June 13, 2011 — Greenhill & Co., Inc. (NYSE: GHL), a leading independent global investment bank, announced today that it has completed the sale of substantially all of its interests in Greenhill Capital Partners II, L.P. and its affiliated funds to certain investors advised by J.P. Morgan Asset Management and certain principals of GCP Capital Partners, for an aggregate purchase price of approximately $45 million. The firm continues to own interests in several other funds that were previously affiliated with it, as well as a substantial equity interest in Iridium Communications, Inc. (NASDAQ: IRDM).
“We are pleased to have had the opportunity to realize immediate value from a significant portion of our principal investment portfolio through the sale of substantially all of our investment in a private equity fund we sponsored, rather than wait for the liquidation of the fund’s portfolio companies over a period of years,” said Scott L. Bok, Chief Executive Officer of Greenhill. “This transaction accelerates the realization of cash proceeds, but has essentially no income statement impact given that the sale price is consistent with the carrying value of the asset on our most recent balance sheet. We have been consistently clear that, following the separation last year of our historic merchant banking business in order to focus entirely on client advisory work, our residual principal investments are noncore assets, the value of which we will seek to maximize and realize over time. While it will likely take some years to realize the full value of our principal investments, where attractive opportunities arise to accelerate the liquidation of such assets at what we believe are attractive valuations we will pursue them. As we have also been consistently clear, as cash proceeds are realized from our principal investments we expect to return a significant portion of that value to shareholders through dividends and share repurchases.”
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Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

J.P. Morgan Asset Management, with assets under supervision of approximately $1.9 trillion and assets under management of $1.3 trillion (as of 3/31/11), is a global leader in investment management. J.P. Morgan Asset Management’s clients include institutions, retail investors and high-net worth individuals in every major market throughout the world. J.P. Morgan Asset Management offers global investment management in equities, fixed income, real estate, hedge funds, private equity and liquidity. JPMorgan Chase & Co. (NYSE: JPM), the parent company of J.P. Morgan Asset Management, is a leading global asset management firm with assets of approximately $2.1 trillion and operations in more than 60 countries. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
J.P. Morgan Asset Management is the marketing name for the asset management businesses of JPMorgan Chase & Co. Those businesses include, but are not limited to, J.P. Morgan Investment Management Inc., Security Capital Research & Management Incorporated, and J.P. Morgan Alternative Asset Management, Inc.